Exhibit 5.1
Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002-2770
(713) 223-2900
July 18, 2006
Enterprise Products Partners L.P.
Enterprise Products Operating L.P.
1100 Louisiana Street, 18th Floor
Houston, Texas 77002
Ladies and Gentlemen:
We have acted as special counsel to Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), and Enterprise Products Operating L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with the offer and sale by the Operating Partnership of its 8.375% Fixed/Floating Rate Junior Subordinated Notes due 2066 (the “LoTSSM”) and the issuance by the Partnership of its guarantee of the LoTSSM (the “Guarantee,” and together with the LoTSSM, the “Securities”) pursuant to the Partnership’s and the Operating Partnership’s registration statement on Form S-3 (Registration Nos. 333-123150 and 333-123150-01) filed on March 4, 2005 by the Partnership and the Operating Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on March 23, 2005 (the “Registration Statement”). A prospectus supplement dated July 13, 2006, which together with the prospectus filed with the Registration Statement shall constitute the “Prospectus,” has been filed pursuant to Rule 424(b) promulgated under the Securities Act. The LoTSSM are to be issued under an Indenture, dated as of October 4, 2004, among the Operating Partnership, the Partnership and Wells Fargo Bank, National Association, as Trustee (the “Base Indenture”), as supplemented by the Eighth Supplemental Indenture dated July 18, 2006 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). At your request, this opinion is being furnished to you for filing as an exhibit to a Current Report on Form 8-K.
In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement, (2) the Prospectus, (3) the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 8, 2005, (4) the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of July 31, 1998 and as amended on December 10, 2003, (5) the Indenture, (6) certain resolutions of the Board of Directors of Enterprise Products GP, LLC, the general partner of the Partnership (the “General Partner”), and Enterprise Products OLPGP, Inc., the general partner of the Operating Partnership (“OLPGP”), and (7) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the General Partner and OLPGP and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as

Enterprise Products Partners L.P.
July 18, 2006

a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.
In connection with this opinion, we have assumed that the Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Prospectus.
Based on the foregoing, and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that when the Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, the Securities will be legally issued and will constitute valid and binding obligations of the Operating Partnership and the Partnership, enforceable against the Operating Partnership and the Partnership in accordance with their terms.
We express no opinion concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based on negligence or any violation of federal or state securities laws or (c) the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
The foregoing opinions are based on and are limited to the contract laws of the State of New York, the laws of the State of Texas, the relevant law of the United States of America and the partnership, limited liability company and corporate laws of the State of Delaware, and we render no opinion with respect to any other laws or the laws of any other jurisdiction.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K and to the use of our name in the Prospectus. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Enterprise Products Partners L.P.
July 18, 2006

Very truly yours,
/s/ Bracewell & Giuliani LLP
Bracewell & Giuliani LLP